EXHIBIT (a)(1)(5)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Class A Common Stock
of
dELiA*s Corp.
at
$0.928 Net per Share
by
Dodger Acquisition Corp.,
an indirect wholly owned subsidiary of
Alloy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
SEPTEMBER 3, 2003, UNLESS THE OFFER IS EXTENDED.

August 6, 2003

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated August 6, 2003 and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the offer by Dodger Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Alloy, Inc., a Delaware corporation (“Alloy”), to purchase for cash all outstanding shares of Class A common stock, par value $0.01 per share (“Shares”), of dELiA*s Corp., a Delaware corporation (“dELiA*s”).

      We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is invited to the following:

1. The offer price is $0.928 per Share, net to you in cash without interest.

2. The Offer is being made for all outstanding Shares.

3. The Board of Directors of dELiA*s has: (a) approved the Acquisition Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase); (b) determined that the Merger is advisable and that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of dELiA*s; and (c) recommended that the stockholders of dELiA*s accept the Offer and tender their Shares pursuant to the Offer.

4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, September 3, 2003, unless the Offer is extended.

5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis on the date Shares are accepted for payment.

      The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Tendering stockholders will not be obligated to pay brokerage fees or commissions.

      Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless you otherwise specify on the following page. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
OF
dELiA*s CORP.

      The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 6, 2003 and the related Letter of Transmittal in connection with the Offer by Dodger Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Alloy, Inc., a Delaware corporation, to purchase all outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of dELiA*s Corp., a Delaware corporation.

      This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be tendered:*

Shares

Dated:

Signature(s)

Print Name(s)

Address(es)

Area Code and Telephone Number

Tax ID or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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